Exhibit 10.14

Execution Version

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

EXCLUSIVE CROSS-LICENSE, TECHNOLOGY TRANSFER,
AND REGULATORY MATTERS AGREEMENT

THIS EXCLUSIVE CROSS-LICENSE, TECHNOLOGY TRANSFER, AND REGULATORY MATTERS AGREEMENT (the “Agreement”), is dated February 9, 2014 (the “Effective Date”) by and between INO Therapeutics LLC, a Delaware limited liability company, d/b/a Ikaria, with offices at Perryville III Corporate Park, 53 Frontage Road, Third Floor, Hampton, NJ 08827 (“Ikaria”), and Bellerophon Pulse Technologies LLC, a Delaware limited liability company, with offices at Perryville III Corporate Park, 53 Frontage Road, Third Floor, Hampton, NJ 08827 (“Pulse Technologies”).  Ikaria and Pulse Technologies may be individually referred to as a “Party” and together as the “Parties.”

WHEREAS, immediately prior to the Effective Date, Ikaria and Pulse Technologies were indirect subsidiaries of Ikaria, Inc., a Delaware corporation (“Ikaria Parent Company”);

WHEREAS, Ikaria was, prior to the Effective Date, engaged in the Ikaria NO Business (as defined herein) and the R&D Business (as defined herein);

WHEREAS, Pulse Technologies has been organized to pursue the development and commercialization of products and services for the R&D Business;

WHEREAS, pursuant to that certain Separation and Distribution Agreement between Ikaria, Inc. and Bellerophon Therapeutics LLC (the “Separation Agreement”), dated as of the Effective Date, the parties to the Separation Agreement will effectuate spin-out transactions pursuant to which Pulse Technologies will cease to be a direct or indirect subsidiary of Ikaria Parent Company (the “Spin-Out”); and

WHEREAS, in connection with the Spin-Out, the Parties desire to grant one another the rights and licenses set forth in this Agreement, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Definitions and Interpretation.

1.1.                            The foregoing preamble and Annexes hereto form an integral part of this Agreement.

1.2.                            In this Agreement the terms below shall bear the respective meanings assigned to them below and other capitalized terms shall bear the respective meanings assigned to them in their parenthetical definition, unless specifically stated otherwise:

1.2.1.                              “Affiliate” shall mean, with respect to a Party, any Person directly or indirectly controlling, controlled by or under common control with, such Party (in each case whether now in existence or later formed, acquired, merged with or into, or otherwise, and regardless of the form of legal entity).  For purposes of this definition only, “control” of a Person shall mean the ability, directly or indirectly, to direct the activities of the relevant Person, and with respect to corporate entities shall mean (a) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of such Person, or (b) direct or indirect possession, of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of such Person.  Notwithstanding the foregoing or any direct or indirect control relationship that exists between them, Ikaria and Pulse Technologies shall be deemed not to be Affiliates of one another.

1.2.2.                              “Agreement” shall have the meaning set forth in the Preamble.

1.2.3.                              “Bankruptcy Code” shall mean United States Bankruptcy Code (Title 11, U.S. Code), as amended.

1.2.4.                              “Confidential Information” shall mean information disclosed by, or on behalf of, a Party or its Affiliate (such Party referred to as the “Disclosing Party”) to the other Party or its Affiliate (such Party referred to as the “Receiving Party”), which information relates either directly or indirectly to the business or activities of the Disclosing Party, including information and data regarding the composition, formulation, manufacture or use, pre-clinical or clinical data regarding, the status of research or development of, or information regarding Patent Rights relating to, any R&D Product or Grant-Back Field Product.

Confidential Information of the Disclosing Party excludes any information that the Receiving Party can establish by written records:

(a)                                 was known by the Receiving Party prior to receipt from the Disclosing Party;

(b)                                 was disclosed to the Receiving Party by a Third Party having the right to do so without an obligation of confidentiality to the Disclosing Party; or

(c)                                  was, or subsequently became, publicly known through no fault of the Receiving Party or its Affiliates.

1.2.5.                              “Control” shall mean, with respect to any IP of a Party possession of the right to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party.  Notwithstanding the foregoing, IP of a Party that is licensed or otherwise acquired from a Third Party and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any license grants or sublicenses under this Agreement would require the granting Party to make additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party.

1.2.6.                              “COPD” shall mean pulmonary hypertension secondary to chronic obstructive pulmonary disease.

1.2.7.                              “Copyright” shall mean copyrights and copyrightable subject matter and all applications and registrations therefor.

1.2.8.                              “Core R&D Patents” shall mean (a) the following Patents: [**], (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.2.9.                              “Disclosing Party” shall have the meaning set forth in Section 1.2.4.

1.2.10.                       “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.2.11.                       “Grant-Back IP” shall mean all the IP rights Controlled by Pulse Technologies either as of the Effective Date or as of any time thereafter during the Term that are or may be necessary or useful to engage in the Ikaria NO Business; provided, however, that (a) if Pulse Technologies is acquired by any Third Party (whether by merger, stock sale, asset sale, or otherwise) after the Effective Date, the Grant-Back IP shall not include any IP of the acquiror or its Affiliates; and (b) if Pulse Technologies acquires any Third Party (whether by merger, stock sale, asset sale, or otherwise) after the Effective Date, the Grant-Back IP shall not include any IP rights Controlled by the acquired party.

1.2.12.                       “Grant-Back Field Products” shall mean any product or service offered to a customer as part of the Ikaria NO Business (either as of the Effective Date or at any time thereafter) and that in anyway uses, incorporates, reflects, is based upon, or relies upon any Grant-Back IP.

1.2.13.                       “Grant-Back Patent Rights” shall mean Patent Rights included in the Grant-Back IP, including the R&DCo Intellectual Property as defined in the Separation Agreement.

1.2.14.                       “HF Patents” shall mean the Patents Rights claiming priority to [**].

1.2.15.                       “Ikaria” shall have the meaning set forth in the preamble to this Agreement.

1.2.16.                       “Ikaria Competitor” shall mean any Affiliate of Pulse Technologies or any Third Party that is in any way anywhere in the world, directly or indirectly, engaged in the Ikaria NO Business.

1.2.17.                       “Ikaria Content” shall have the meaning set forth in Section 2.6.

1.2.18.                       “Ikaria Licensed Items” shall have the meaning set forth in Section 2.6.

1.2.19.                       “Ikaria Marks” shall have the meaning set forth in Section 2.6.

1.2.20.                       “Ikaria NO Business” shall mean the business of the development, manufacture, commercialization, promotion, sale, import, export, servicing, repair, training, storage, distribution, transportation, licensing, or other handling or disposition of any product or service (including any product or service that utilizes, contains, or includes nitric oxide for inhalation, a device intended to deliver nitric oxide, or a service that delivers or supports the delivery of nitric oxide), bundled or unbundled, for or used in connection with (a) the diagnosis, prevention, or treatment, in both adult and/or pediatric populations, and whether in or out patient, of: (i) hypoxic respiratory failure associated with pulmonary hypertension, (ii) pulmonary hypertensive episodes and right heart failure associated with cardiovascular surgery, (iii) bronchopulmonary dysplasia, (iv) the management of ventilation — perfusion mismatch in acute lung injury, (v) the management of ventilation — perfusion mismatch in acute respiratory distress syndrome, (vi) the management of pulmonary hypertension episodes and right heart failure in congestive heart failure, (vii) pulmonary edema from high altitude sickness, (viii) the management of pulmonary hypertension episodes and right heart failure in pulmonary or cardiac surgery, (ix) the management of pulmonary hypertension episodes and right heart failure in organ transplant, (x) sickle cell vaso-occlusive crisis, (xi) hypoxia associated with pneumonia, or (xii) ischemia-reperfusion injury; or (b) the use of nitric oxide to treat or prevent conditions that are primarily managed in the hospital.

1.2.21.                       “Ikaria Parent Company” shall have the meaning set forth in the recitals to this Agreement.

1.2.22.                       “IP” shall mean Patent Rights, Copyrights and Know-How.

1.2.23.                       “IPF” shall mean pulmonary hypertension secondary to idiopathic pulmonary fibrosis.

1.2.24.                       “Know-How” shall mean any and all trade secrets, confidential data and technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, chemical or biological manufacturing control data, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data, studies and procedures and regulatory information.

1.2.25.                       “PAH” shall mean primary or idiopathic pulmonary arterial hypertension.

1.2.26.                       “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.2.27.                       “Patent Rights” shall mean (a) all patents (including design patents) and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.2.28.                       “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.2.29.                       “R&D Business” shall mean the business of the development, manufacture, commercialization, promotion, sale, import, export, servicing, repair, training, storage, distribution, transportation, licensing, or other handling or disposition of (a) nitric oxide, (b) a device intended to deliver nitric oxide, or (c) a service that delivers or supports the delivery of nitric oxide; in each case, solely for or in connection with the outpatient, chronic treatment of patients who have COPD, IPF or PAH and even if initiation of therapy occurs in a hospital setting or such treatment occurs as part of episodic treatment or hospitalization of patients with COPD, IPF or PAH.

1.2.30.                       “R&D NO Delivery Devices” shall mean versions (including any existing designs and prototypes) of pulse administering nitric oxide devices (including the “INOpulse” device) for the treatment of COPD and PAH.

1.2.31.                       “R&D IP” shall mean all the IP rights Controlled by Ikaria either as of the Effective Date or as of any time thereafter that are or may be necessary or useful to engage in the R&D Business, including Know-How disclosed by Ikaria to Pulse Technologies pursuant to Sections 7.1.2 and 7.2, but excluding, for the avoidance of doubt, the Ikaria Licensed Items; provided, however, that (a) if Ikaria is acquired by any Third Party (whether by merger, stock sale, asset sale, or otherwise) after the Effective Date, the R&D IP shall not include any IP of the acquiror or its Affiliates; and (b) if Ikaria acquires any Third Party (whether by merger, stock sale, asset sale, or otherwise) after the Effective Date, the R&D IP shall not include any IP rights Controlled by the acquired party.

1.2.32.                       “R&D Patent Rights” shall mean Patent Rights included in the R&D IP (which includes the Core R&D Patents).

1.2.33.                       “R&D Product” shall mean (a) any product or service offered to a customer as part of the R&D Business (either as of the Effective Date or at any time thereafter) and that in any way uses, incorporates, reflects, is based upon, or relies upon any R&D IP, or (b) any R&D NO Delivery Device.

1.2.34.                       “R&D Product Approval” shall mean any applications, approvals, clearances, or other government authorizations of any type of or for an R&D Product.

1.2.35.                       “R&D Product Customer” shall mean any end user of an R&D Product.

1.2.36.                       “Receiving Party” shall have the meaning set forth in Section 1.2.4.

1.2.37.                       “Sublicense” shall mean any right granted or license given by a Party and/or its Sublicensees to any other Person, permitting the exercise by such other Person of rights or licenses granted to such Party in Section 2.1 or 2.2, as applicable; and the term “Sublicensee” shall be construed accordingly.

1.2.38.                       “Sublicensee” shall have the meaning set forth in Section 1.2.37.

1.2.39.                       “Term” shall have the meaning set forth in Section 11.1.

1.2.40.                       “Territory” shall mean worldwide.

1.2.41.                       “Third Party” shall mean any Person other than Ikaria, Pulse Technologies and their respective Affiliates.

1.3.                            In this Agreement, words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders.

1.4.                            The words “including” and “includes” mean including, without limiting the generality of any description preceding such terms.

1.5.                            In the event of any discrepancy between the terms of this Agreement and any of the annexes hereto, the terms of this Agreement shall prevail.

1.6.                            Article, section, paragraph and annex headings shall not affect the interpretation of this Agreement.

2.                                      License Grants.

2.1.                            Subject to the terms and conditions of this Agreement, Ikaria hereby grants to Pulse Technologies and any other current or future direct subsidiaries of Pulse Technologies a sole and exclusive (even as to Ikaria, except that Ikaria retains the right to practice such IP as necessary to perform contract manufacturing services for Pulse Technologies as specified in manufacturing and/or supply agreements between the Parties), fully paid-up, non-royalty-bearing right and license, during the Term, under the R&D IP, to engage in the R&D Business in the Territory, and, subject to Section 3, to grant Sublicenses under any such rights to Third Parties or its Affiliates.

2.2.                            Subject to the terms and conditions of this Agreement, Pulse Technologies hereby grants to Ikaria and any other current or future direct subsidiaries of Ikaria Parent Company a sole and exclusive (even as to Pulse Technologies), fully paid-up, non-royalty-bearing, perpetual (except as otherwise set forth in Section 11.5) right and license, under the Grant-Back IP, to engage in the Ikaria NO Business in the Territory, and to grant Sublicenses under the Grant-Back IP to Third Parties or its Affiliates. Pulse Technologies shall ensure that it at all times Controls any IP invented, developed, authored, or otherwise created by it or its Affiliates or Sublicensees for or in respect of the R&D Business such that it would be “Grant-Back IP” for purposes of this Section 2.2.

2.3.                            Except as expressly provided in Sections 2.1 and 2.2, as between the Parties, all rights in and to the IP Controlled by each Party shall be retained by such Party.

2.4.                            Upon either Party’s reasonable request, and at such reasonable times as may be agreed upon by the Parties, the Parties shall meet (in person or be telephone conference) to discuss and identify to the other Party any new IP Controlled by each Party that falls within the scope of the respective license grant to other Party.

2.5.                            In exercising the license rights granted by Ikaria to Pulse Technologies under Section 2.1, Pulse Technologies agrees that it will not, either directly or indirectly (whether through a Subsidiary, a Sublicensee, or otherwise), modify, develop, or manufacture, or commercialize (or permit to be modified, developed, manufactured, or commercialized) any long term pulse administering nitric oxide device for COPD or PAH that has any of the abilities, attributes, capabilities, capacities, functions, or specifications set forth in Exhibit A to this Agreement.

2.6.                            Except as set forth in this Section 2.6, Pulse Technologies acknowledges and agrees that Ikaria does not grant to Pulse Technologies any right, title, or interest, or any license rights of any type, in or to any trademark or service mark of Ikaria or its Affiliates.  Notwithstanding the foregoing, and subject to the subsections of this Section 2.6, Ikaria hereby grants to Pulse Technologies a non-exclusive, non-

transferable, license to use such trademarks, logos, and other marks owned by Ikaria relating to the R&D Products as Ikaria may from time to time specify (collectively, the “Ikaria Marks”) and such photographs, graphics, designs, descriptions, and other works of authorship as Ikaria may from time to time specify (collectively, the “Ikaria Content”; together with the Ikaria Marks, the “Ikaria Licensed Items”) solely to the extent necessary for use in connection with clinical trials on an R&D Product ongoing as of the Effective Date in the same form and manner as the Ikaria Marks are used as of the Effective Date.  Pulse Technologies agrees to use the Ikaria Licensed Items in accordance with the terms and conditions of this Agreement and with good trademark and copyright practices, including by protecting the value of the goodwill associated with the Ikaria Licensed Items.  Each initial use of the Ikaria Licensed Items by Pulse Technologies shall be subject to Ikaria’s prior written approval.  Pulse Technologies shall not modify or create any derivative works of any Ikaria Licensed Item.  In addition, all use of the Ikaria Licensed Items shall be subject to the following:

2.6.1.                              Pulse Technologies acknowledges the value and goodwill associated with the Ikaria Marks and agrees that the nature and quality of all uses relating to the R&D Products that use any of the Ikaria Licensed Items shall conform to standards set by Ikaria, and be under the control of, Ikaria.  Pulse Technologies shall comply with any guidelines regarding the use of the Ikaria Licensed Items that Ikaria may from time to time provide to Pulse Technologies in writing.  Pulse Technologies shall use appropriate trademark, Copyright, or other symbols wherever appropriate and as directed by Ikaria.

2.6.2.                              Pulse Technologies acknowledges that, as between the Parties, Ikaria owns all right, title, and interest in the Ikaria Licensed Items worldwide and the goodwill associated with the same.  All goodwill created by Pulse Technologies’ use of the Ikaria Licensed Items shall inure to the benefit of Ikaria or its applicable Affiliate.  Pulse Technologies hereby assigns to Ikaria all rights it may acquire by operation of law or otherwise in the Ikaria Licensed Items, including all applications or registrations therefor, along with the goodwill associated therewith.  Pulse Technologies agrees to execute and deliver to Ikaria all documents necessary to protect and/or register the Ikaria Licensed Items.  Except as provided in this Section 2.6, nothing in this Agreement shall be construed to grant to Pulse Technologies any right, title, interest, or license in or to the Ikaria Licensed Items or any of Ikaria’s other names, logos, trademarks, trade dress, service marks, designs, marks, domain names, or IP.  Pulse Technologies agrees not to contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Ikaria’s rights or goodwill in any Ikaria Licensed Item in any country, including by attempted registration of any Ikaria Licensed Item, or, in the case of the Licensed Marks, use or attempt registration of any confusingly similar mark or domain name.

2.6.3.                              Pulse Technologies shall promptly notify Ikaria of any known, threatened, or suspected infringement, imitation, or unauthorized use of the Ikaria Licensed Items by any third party.  Ikaria, in its sole discretion, shall determine what action, if any, should be taken in response to any infringement, imitation, or unauthorized use of the Ikaria Licensed Items.  Pulse Technologies shall take no action to enforce any rights in the Ikaria Licensed Items against any third party without the prior approval of Ikaria, which Ikaria may withhold in its sole discretion.  Pulse Technologies shall use best efforts to cooperate with Ikaria’s efforts in connection with enforcing its rights in the Ikaria Licensed Items, at Ikaria’s expense, including making personnel available to testify and providing relevant documentation and information.  Pulse Technologies agrees to become a co-party to litigation if Ikaria deems it advisable.

2.7.                            All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Article 2, are and will otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.  Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.”

2.8.                            Pulse Technologies acknowledges and agrees that the limitations and restrictions set forth in this Agreement (including those set forth in Sections 2.5, 3.1, and 4) are reasonable and properly required for the adequate protection of Ikaria’s interest in the Ikaria NO Business.  If any such restriction is deemed to be unreasonable by a court of competent jurisdiction, the Parties shall submit to the reduction of such restrictions to such activities, geographical scope, or time period as such court shall deem reasonable.

2.9.                            Pulse Technologies shall promptly notify Ikaria if at any point Pulse Technologies is not actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for each of the following: (a) COPD, (b) PAH, or (c) IPF.  Upon request from Ikaria from time to time, Pulse Technologies shall confirm in writing (within 10 business days after Pulse Technologies’ receipt of such request from Ikaria) whether Pulse Technologies is engaged in such development or commercialization.

2.10.                     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO ANY IP LICENSED HEREUNDER, INCLUDING ANY REPRESENTATIONS OR

WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

3.                                      Sublicensing

3.1.                            Pulse Technologies hereby agrees that during the Term it shall not (without Ikaria’s prior written consent, which Ikaria may withhold in its sole discretion) grant any Sublicenses under the R&D IP to an Ikaria Competitor.

3.2.                            All Sublicenses granted by Pulse Technologies of rights to practice under or otherwise use or have the benefit of any R&D IP shall be pursuant to written agreements.  All such Sublicenses shall impose obligations, responsibilities and standards upon a Sublicensee that, in all material respects, are not less than those imposed on Pulse Technologies hereunder.  Further, each Sublicense shall include a provision prohibiting the Sublicensee from further sublicensing any of the rights granted by Pulse Technologies.  Each Sublicense shall specifically reference this Agreement and shall name Ikaria as an intended third party beneficiary of such Sublicense with the right to enforce the terms thereof against the Sublicensee directly and for its own benefit.  Ikaria shall have the right to review any proposed Sublicense to ensure that it complies with the requirements of this Agreement; provided, however, that Pulse Technologies may only redact from the proposed Sublicense the amounts of payments to be made by either party thereunder.  Pulse Technologies shall not enter into any Sublicense without having first obtained Ikaria’s written confirmation that the proposed Sublicense meets the requirements of this Agreement, including the terms and conditions of this Section 3.2, which shall not be unreasonably withheld or delayed.  As soon as reasonably practicable after execution of a Sublicense hereunder, Pulse Technologies shall provide a true and complete copy thereof to Ikaria, provided, however, that Pulse Technologies may redact only the amounts of payments to be made by either party thereunder.

4.                                      Agreements with Customers

4.1.                            Pulse Technologies shall ensure that all R&D Products are used solely within the scope of the R&D Business.  All provision of R&D Products to R&D Product Customers shall be made under an appropriate written agreement.  Each such agreement shall include (a) a restriction requiring that such customer use the applicable R&D Product only for a use within the scope of the R&D Business, (b) a mechanism for Pulse Technologies to audit and confirm that such restriction is complied with, and (c) a termination right permitting Pulse Technology to terminate that agreement in the event such restriction has been violated.  In the event of any such violation, Pulse Technologies shall ensure that such violation is promptly remedied, and if it is not, Pulse Technologies shall terminate the customer agreement in question.  Use of an R&D Product by a Sublicensee or an R&D Product Customer outside of the scope of the R&D Business shall be deemed to be a material breach by Pulse Technologies of this Agreement.

4.2.                            Pulse Technologies agrees to provide (whether doing so directly or through a Subsidiary, Sublicensee, or otherwise) the delivery device portion of R&D Products to R&D Product Customers on a loaned or leased-basis only, and therefore agrees not to transfer title to the delivery device portion of any R&D Product to any R&D Product Customer.

5.                                      Certain Patent Prosecution and Maintenance Expenses.

Pulse Technologies shall pay to Ikaria (a) [**] percent ([**]%) of the reasonable and documented out-of-pocket costs and expenses incurred by Ikaria during the Term for the prosecution and maintenance of the Core R&D Patents and (b) [**] percent ([**]%) of the reasonable and documented out-of-pocket costs and expenses incurred by Ikaria during the Term for the prosecution and maintenance of all other R&D Patent Rights.  Pulse Technologies shall pay such amounts to Ikaria within thirty (30) days after Pulse Technologies’ receipt of Ikaria’s invoices therefor.

6.                                      Records and Audits.

During the Term and for two (2) years thereafter, Pulse Technologies shall maintain (and shall require each Sublicensee to maintain) documentation and records sufficient to demonstrate its compliance with the requirements of this Agreement.  Upon reasonable notice from Ikaria, Pulse Technologies shall provide (and shall require its Sublicensees to provide) to Ikaria or its agents with access to Pulse Technologies’ (and its Sublicensees’) premises during normal business hours to examine or copy all records requested by Ikaria or otherwise relevant to determine whether Pulse Technologies (and each Sublicensee) is in compliance with the requirements of this Agreement.  Without limiting the generality of the foregoing, Ikaria shall have the right to review any and all (a) Sublicenses granted by Pulse Technologies to any R&D IP or Grant-Back IP and (b) agreements with R&D Product Customers.

7.                                      Technology Transfer.

7.1.                            Technology Transfer Regarding Drug Product.

7.1.1.                              Ikaria and Pulse Technologies each acknowledge that they are entering into a separate Drug Clinical Supply Agreement on or prior to the Effective Date pursuant to which Ikaria will supply to Pulse Technologies 100% of Pulse Technologies’ requirements for clinical supply of inhaled nitric oxide for use in Pulse Technologies’ clinical trials in respect of R&D Products.  Ikaria and Pulse Technologies each acknowledge that until such time as Ikaria is no longer providing 100% of Pulse Technologies’ requirements for clinical supply of nitric oxide for use in Pulse Technologies’ clinical trials in respect of R&D Products (or, as the case may be in the future, commercial supply), there is no need for Ikaria to disclose to Pulse Technologies any methods, processes, techniques, know-how, technology, data, or other information relating to or supporting the manufacture of nitric oxide for R&D

Product, other than as necessary to support Pulse Technologies’ pursuant of R&D Product Approvals.

7.1.2.                              If there is a time when Ikaria no longer provides 100% of Pulse Technologies’ requirements for clinical supply of nitric oxide for use in Pulse Technologies’ clinical trials in respect of R&D Products (or, as the case may be, commercial supply), and at that point in time this Agreement remains in full force and effect, Ikaria shall, on Pulse Technologies’ written request and at such times and in such manners and formats as are reasonably acceptable to both Parties, use commercially reasonable efforts to disclose to Pulse Technologies (or its designated Sublicensee) the methods, processes, techniques, know-how, technology, data, and other information used by Ikaria at that point in time to produce nitric oxide for Pulse Technologies for R&D Products (“NO Know-How”).  Pulse Technologies acknowledges and agrees that nothing in this Agreement shall require Ikaria to transfer to Pulse Technologies or any designated Sublicensee any physical items used to, or in support of the, manufacture of nitric oxide (including production columns or testing equipment) or to transfer any personnel, it being understood and agreed that the NO Know-How disclosure provided for in this Section 7.1.2 consists solely of information in documentary form.  Ikaria and Pulse Technologies agree to use commercially reasonable efforts to complete the disclosure of NO Know-How described in this Section 7.1.2 within 12 months after such disclosure is commenced.

7.2.                            Technology Transfer regarding R&D NO Delivery Devices.  Ikaria and Pulse Technologies each acknowledge that they are entering into a separate Device Clinical Supply Agreement on or prior to the Effective Date pursuant to which Ikaria will supply to Pulse Technologies on a short term basis with 100% of Pulse Technologies’ requirements for the supply of R&D NO Delivery Devices for use in Pulse Technologies’ clinical trials in respect of R&D Products.  In order to achieve an efficient and expeditious transition of manufacturing of R&D NO Delivery Devices from Ikaria to Pulse Technologies (or its designated Sublicensee), Ikaria shall, at such times and in such manners and formats as are reasonably acceptable to both Parties, use commercially reasonable efforts to disclose to Pulse Technologies (or its designated Sublicensee) the methods, processes, techniques, know-how, technology, data, and other information used by Ikaria as of the Effective Date to manufacture the R&D NO Delivery Devices (“Device Know-How”).  Pulse Technologies acknowledges and agrees that nothing in this Agreement shall require Ikaria to transfer to Pulse Technologies or any designated Sublicensee any physical items used to, or in support of the, manufacture of R&D NO Delivery Device or to transfer any personnel, it being understood and agreed that the Device Know-How disclosure provided for in this Section 7.2 consists solely of information in documentary form.  Ikaria and Pulse Technologies agree to use commercially reasonable efforts to complete the disclosure of Device Know-How described in this Section 7.2 within 12 months after the Effective Date.

8.                                      Regulatory Filings.

8.1.                            COPD.  Ikaria shall transfer to Pulse Technologies (and Pulse Technologies shall accept such transfer) [**] within 30 days after the Effective Date.

8.2.                            PAH.  Ikaria shall transfer to Pulse Technologies (and Pulse Technologies shall accept such transfer) [**] within 30 days after the Effective Date.

8.3.                            Right of Reference.  Pulse Technologies hereby grants Ikaria, Ikaria Parent Company, and any other subsidiaries of Ikaria Parent Company the right to reference any and all R&D Product Approvals for R&D Products (including [**]), at no cost to Ikaria, whether such R&D Product Approvals are held by Pulse Technologies, an Affiliate of Pulse Technologies, or a Sublicensee of Pulse Technologies, for any and all purposes relating to the Ikaria NO Business.  Pulse Technologies shall have the right to reference [**] solely for purposes of pursuing R&D Product Approvals for R&D Products within the R&D Business.  Upon request, each Party shall provide the other Party access to and copies of any regulatory filings or supporting materials covered by this Section 8.3 for purposes of exercising its rights granted by this Section 8.3.  Further, each Party hereby agrees to provide, and to cause its Affiliates and Sublicensees to provide, the other Party with a letter of consent to permit such referencing, which letter may be provided by the receiving Party or its Affiliates to the applicable governmental authorities for purposes of exercising its rights or performing its obligations hereunder. Each party shall otherwise reasonably cooperate with the other to affect such referencing.

9.                                      Intellectual Property Rights.

9.1.                            Prosecution and Maintenance of Patent Rights.

9.1.1.                              Initial Right.  As between the Parties, (a) Ikaria shall have the initial right, but not the obligation, to file, prosecute, and maintain all R&D Patent Rights in the Territory, at Pulse Technologies’ expenses to the extent set forth in Section 5 and otherwise at Ikaria’s expense, and (b) Pulse Technologies shall have the initial right, but not the obligation, to file, prosecute, and maintain the Grant-Back Patent Rights in the Territory, at Pulse Technologies’ expense.

9.1.2.                              Prosecution and Maintenance.  With respect to the rights described in Section 9.1.1, upon a request by either Party, the Parties will discuss and consider in good faith filing separate Patent Rights for claims that cover R&D Products specifically or generically and claims that cover Grant-Back Field Products specifically or generically.

9.1.3.                              Ikaria Step-In Right.  If Pulse Technologies declines to file, prosecute, or maintain any Grant-Back Patent Right, elects to allow any Grant-Back Patent Right to lapse in any country, elects to abandon any Grant-Back Patent Right before all appeals within the respective patent office or other applicable government authority have been exhausted or to abandon any Grant-Back Patent Right, then:

(a)                                 Pulse Technologies shall provide Ikaria with reasonable notice of such decision (no less than 30 days prior to any abandonment or loss of rights with respect to such Patent Right) so as to permit Ikaria to decide whether to file, prosecute, or maintain such Patent Right and to take any necessary action.

(b)                                 Ikaria may, at Ikaria’s sole cost and expense, assume control of the filing, prosecution, and/or maintenance of such Patent Right in the name of the owner(s) of such Patent Right; provided, at the request of Pulse Technologies, Ikaria shall provide Pulse Technologies, on a timely basis so that Pulse Technologies can review and comment prior to filing or response, with drafts of all patent applications and other material submissions to, and copies of all office actions and other communications from, any patent authorities pertaining to the Grant-Back Patent Rights, and Ikaria shall consider in good faith all timely comments provided by Pulse Technologies.  Notwithstanding the foregoing, in the event that Pulse Technologies reasonably determines that Ikaria’s filing, prosecution and/or maintenance of any Patent Right could materially impair Pulse Technologies’ business operations or IP rights, Pulse Technologies may notify Ikaria of the same, in which case Ikaria shall not undertake or shall cease any such filing, prosecution and/or maintenance.

(c)                                  Pulse Technologies shall, at Ikaria’s expense and reasonable request, assist and cooperate in the filing, prosecution, and maintenance of such Grant-Back Patent Right.

9.1.4.                              Pulse Technologies Step-In Right for Core R&D Patents.  If Ikaria declines to file, prosecute, or maintain any Core R&D Patent, elects to allow any Core R&D Patent to lapse in any country, elects to abandon any Core R&D Patent before all appeals within the respective patent office or other applicable government authority have been exhausted or to abandon any Core R&D Patent, then:

(a)                                 Ikaria shall provide Pulse Technologies with reasonable notice of such decision (no less than 30 days prior to any abandonment or loss of rights with respect to such Core R&D Patent) so as to permit Pulse Technologies to decide whether to file, prosecute, or maintain such Core R&D Patent and to take any necessary action.

(b)                                 Pulse Technologies may, at Pulse Technologies’ sole cost and expense, assume control of the filing, prosecution, and/or maintenance of such Core R&D Patent in the name of Ikaria; provided, at the request of Ikaria, Pulse Technologies shall provide Ikaria, on a timely basis so that Ikaria can review and comment prior to filing or response, with drafts of all patent applications and other material submissions to, and copies of all office actions and other communications from, any patent authorities pertaining to the R&D Patent Rights, and Pulse Technologies shall consider in good faith all timely comments provided by Ikaria.  Notwithstanding the foregoing, in the event that Ikaria reasonably determines that Pulse Technologies’ filing, prosecution and/or maintenance of any Patent Right could materially impair Ikaria’s business operations or IP rights, Ikaria may notify Pulse Technologies of the same, in which case Pulse Technologies shall not undertake or shall cease any such filing, prosecution and/or maintenance.

(c)                                  Ikaria shall, at Pulse Technologies’ expense and reasonable request, assist and cooperate in the filing, prosecution, and maintenance of such Core R&D Patent.

9.2.                            Enforcement of Patent Rights.

9.2.1.                              Notice.  Pulse Technologies shall, as soon as reasonably practicable but in any event within 30 days, provide Ikaria with written notice reasonably detailing any known or alleged infringement by a Third Party of the R&D Patent Rights hereunder, and shall notify Ikaria of any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of the R&D Patent Rights licensed hereunder, in each case, as soon as reasonably practicable but in any event within seven (7) days.

9.2.2.                              Infringement.

(a)                                 With respect to any actual or suspected infringement of the R&D Patent  Rights by a Third Party, Ikaria shall have the initial right, but not the obligation, to initiate a legal action against such Third Party with respect to such infringement, at Ikaria’s expense.

(b)                                 With respect to any actual or suspected infringement of the Grant-Back Patent Rights by a Third Party making, using, or selling a product that is or may be, in Ikaria’s reasonable judgment, competitive with a Grant-Back Field Product, Ikaria shall have the initial right, but not the obligation, to initiate a legal action against such Third Party with respect to such infringement, at Ikaria’s expense.

(c)                                  If, after receiving a written request from Pulse Technologies to take such action, Ikaria declines to timely take any action (which, with respect to any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, shall mean  that Ikaria has not provided Pulse Technologies with written notification within 30 days that Ikaria intends to bring an infringement action within the statutorily set 45 day period) with respect to any infringement of any Core R&D Patents or Grant-Back Patent Rights by a Third Party making, using, or selling a product that is or may be, in Pulse Technologies’ reasonable judgment, competitive with an R&D Product, Pulse Technologies shall have the right to initiate a legal action against such Third Party with respect to such competitive infringement, at Pulse Technologies’ expense.  Ikaria may, but, subject to Section 9.3, shall not be required to, join in such action as a party and may be represented by counsel of its choice, at Ikaria’s expense.  In the case of any action taken under this Section 9.2.2(c), Pulse Technologies shall provide Ikaria, on a timely basis so that Ikaria can review and comment prior to filing or response, with drafts of all pleadings and shall consider in good faith all timely comments provided by Ikaria.  Notwithstanding the foregoing, in the event that Ikaria reasonably determines that Pulse Technologies’ pursuit of any action with respect to infringement of any Core R&D Patents could materially impair Ikaria’s business operations or IP rights, Ikaria may notify Pulse Technologies of the same, in which case Pulse Technologies shall not undertake or shall cease any such action, provided that Ikaria shall reasonably consider any adverse effect of such restriction on Pulse Technologies’ business before imposing such restriction.

(d)                                 Pulse Technologies may, but, subject to Section 9.3, shall not be required, to join in any action by Ikaria pursuant to Section 9.2.2(a) or 9.2.2(b) as a party, and may be represented by counsel of its choice, at Pulse Technologies’ request and expense.  In the case of any action taken under Section 9.2.2(a) or 9.2.2(b), Ikaria shall provide Pulse Technologies, on a timely basis so that Pulse Technologies can review and comment prior to filing or response, with drafts of all pleadings and shall consider in good faith all timely comments provided by Pulse Technologies.  Notwithstanding the foregoing, in the event that Pulse Technologies reasonably determines that Ikaria’s pursuit of any action with respect to infringement of any Grant-Back Patent Rights could materially impair Pulse Technologies’ business operations or IP rights, Pulse Technologies may notify Ikaria of the same, in which case Ikaria shall not undertake or shall cease any such action, provided that Pulse Technologies shall reasonably consider any adverse effect of such restriction on Ikaria’s business before imposing such restriction.

(e)                                  At the reasonable request and expense of the Party initiating the legal action pursuant to this Section 9.2.2, the other Party shall provide reasonable assistance to the initiating Party in connection with such action, at the initiating Party’s sole cost and expense.

(f)                                   Without the prior written consent of the Party Controlling the Patent Rights asserted pursuant to this Section 9.2.2, such consent not to be unreasonably withheld of delayed, the initiating Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the Controlling Party rights under this Agreement in, such asserted Patent Rights.

(g)                                  Any recoveries resulting from an action asserted pursuant to this Section 9.2.2 shall be applied as follows:

(i)                                     First, to reimburse the non-initiating Party for all out-of-pocket costs in connection with such proceeding; and

(ii)                                  Second, the remainder of the recovery shall be retained by the initiating Party.

(h)                                 Notwithstanding any other term or condition of this Agreement, and for the avoidance of doubt, Ikaria does and shall retain the sole exclusive right to initiate a legal action with respect to any actual or suspected infringement of any of the R&D Patent Rights (including the HF Patents) other than the Core R&D Patents, which shall be subject to the terms of this Section 9.2.2.

9.3.                            Other Actions.  Except as provided in Section 9.2, as between the Parties, the Controlling Party shall have the sole right to protect its IP rights licensed hereunder from any actual or suspected infringement or misappropriation or any challenges to the validity or enforceability of such IP rights licensed hereunder.  In any legal action so brought by the non-owning Party, the owning Party shall join in such action as a party at the non-owning Party’s request and expense in the event that an adverse party asserts, the court rules or other laws provide, or the non-owning Party determines in good faith, that a court would lack jurisdiction or the non-owning Party would lack standing based on the owning Party’s absence as a party in such suit; but control of such action shall remain with the non-owning Party.  At the Controlling Party’s reasonable request and expense, the other Party shall provide reasonable assistance to the Controlling Party in connection with such action.  Any recoveries resulting from such an action shall allocated in the same manner as set forth in Section 9.2.2(g) for recoveries made in actions initiated under this Section 9.3.

9.4.                            No Challenge.  Pulse Technologies shall not, and will cause or ensure that its Affiliates shall not, challenge, or voluntarily assist any third party in challenging, the enforcement or validity of the R&D IP or Ikaria Licensed Items (including in any proceeding before the United States Patent and Trademark Office or the patent or trademark offices of any other jurisdiction).  Without limiting any other rights or remedies that Ikaria may have, at law or equity, in the event that Pulse Technologies or its Affiliate challenges or supports a challenge to the enforcement or validity of the R&D IP or Ikaria Licensed Items, Ikaria shall have the right, to the extent permitted by law, to terminate this Agreement immediately and at Ikaria’s sole discretion upon written notice to Pulse Technologies.  Ikaria shall not, and will cause or ensure that its Affiliates shall not, challenge, or voluntarily assist any third party in challenging, the enforcement or validity of the Grant-Back IP (including in any proceeding before the United States Patent and Trademark Office or the patent or trademark offices of any other jurisdiction).  Without limiting any other rights or remedies that Pulse Technologies may have, at law or equity, in the event that Ikaria or its Affiliate challenges or supports a challenge to the enforcement or validity of the Grant-Back IP, Pulse Technologies shall have the right, to the extent permitted by law, to terminate this Agreement immediately and at Pulse Technologies’ sole discretion upon written notice to Ikaria.

10.                               CONFIDENTIAL INFORMATION

10.1.                     Non-Use and Non-Disclosure of Confidential Information.  Each Receiving Party agrees that during the Term and for a period of five (5) years thereafter, all Confidential Information of the Disclosing Party (a) shall not be used by the Receiving Party except to perform its obligations or exercise its rights under this Agreement, (b) shall be maintained in confidence by the Receiving Party, and (c) except as permitted by Section 10.2.1 and 10.2.2, shall not be disclosed by the Receiving Party to any Person without the prior written consent of the Disclosing Party; provided, however, that trade secrets shall remain subject to the requirements of this Section 10 for so long as they maintain their status as trade secrets under applicable law.

10.2.                     Permitted Disclosures.

10.2.1.                       The Receiving Party may provide the Disclosing Party’s Confidential Information (a) to its Affiliates, Sublicensees and potential Sublicensees and to their employees, consultants, advisors and contractors who have a need to know such Confidential Information for purposes of the Receiving Party exercising or granting licenses or Sublicenses as permitted herein, (b) in communications with existing or bona fide prospective acquirers, merger partners, lenders or investors, in each case of (a) and (b), on a need to know basis and under appropriate confidentiality provisions substantially equivalent to those of this Agreement.

10.2.2.                       The Receiving Party may provide the Disclosing Party’s Confidential Information:

(a)                                 to the Receiving Party’s employees, consultants, advisors and contractors who have a need to know such Confidential Information and are bound by an obligation to maintain the confidentiality of the Disclosing Party’s Confidential Information;

(b)                                 to patent offices or regulatory authorities in order to seek or obtain Patent Rights or approval to conduct clinical trials, or to gain regulatory approvals;

(c)                                  as reasonably required for development and commercialization of R&D Products or Grant-Back Field Products, as applicable, in accordance with customary commercial practice (e.g., consistent with customary public disclosures regarding scientific and technical information relating to marketed drug products and medical devices); and

(d)                                 if such disclosure is required by law (including by rules or regulations of any securities exchange) or to defend or prosecute litigation or arbitration; provided, that prior to such disclosure, to the extent permitted by law (including by subpoena or other governmental order) or such rules or regulations, the Receiving Party promptly notifies the Disclosing Party of such requirement and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish.

11.                               Term and Termination.

11.1.                     Term.

11.1.1.                       R&D Products. This Agreement shall commence on the Effective Date, and unless earlier terminated pursuant to this Section 11, shall terminate on an R&D Product by R&D Product basis as follows (the “Term”):

(a)                                 with respect to R&D Products for COPD, this Agreement (including the license granted under Section 2.1) shall terminate at the point in time when Pulse Technologies is no longer actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for COPD;

(b)                                 with respect to R&D Products for PAH, this Agreement (including the license granted under Section 2.1) shall terminate at the point in time when Pulse Technologies is no longer actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for PAH; and

(c)                                  with respect to R&D Products for IPF (including the license granted under Section 2.1), this Agreement shall terminate at the point in time when Pulse Technologies is no longer actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for IPF.

11.1.2.                       Patent Rights. The applicable license granted under Section 2.1 and Section 2.2 for each Patent Right shall, if not terminated earlier, expire upon expiration of such Patent Right.

11.2.                     Termination.  This Agreement may be terminated immediately by notice at any time during the Term (subject to any applicable cure period):

11.2.1.                       By either Party, if a court of competent jurisdiction or governmental authority, regulatory or administrative agency or commission shall have enacted any law, statute, rule, or regulation or issued any final and non-appealable order or decree that permanently restrains, enjoins, or otherwise prohibits either Party from performing or substantially performing under this Agreement;

11.2.2.                       By either Party upon any voluntary or involuntary bankruptcy or insolvency of the other Party, or if any action or proceeding is instituted against the other Party relating to any of the foregoing and said action or other proceeding is not dismissed within 60 days after institution thereof; and

11.2.3.                       By either Party if the other Party shall have breached or failed to comply with any material term or condition required to be performed or complied with by such other Party, and such breach or failure is not cured within 30 days after written notice thereof by the terminating Party; or

11.2.4.                       By Ikaria, if Pulse Technologies or any of its Affiliates materially breaches the provisions of the Agreement Not to Compete between Ikaria Acquisition, Inc. and Pulse Technologies, dated October 18, 2013, the Agreement Not to Compete between Ikaria Acquisition, Inc. and Bellerophon BCM LLC (f/k/a Ikaria Development Subsidiary One LLC), dated September 20, 2013, or the Agreement Not to Compete between Ikaria Acquisition, Inc. and Bellerophon Therapeutics LLC (f/k/a Ikaria Development LLC), dated October 18, 2013 and fails to cure such breach in all material respects within 30 days after written notice thereof by Ikaria (the “Non-Compete Agreements”).

11.2.5.                       By Ikaria, if (a) Pulse Technologies or any Person that is a successor in interest to Pulse Technologies’ rights under this Agreement (whether by assignment of this Agreement or otherwise) markets a generic nitric oxide product that is competitive with Ikaria’s INOMAX product in any country in which Ikaria, Ikaria Parent Company or any other subsidiary of Ikaria Parent Company markets such INOMAX product and (b) Pulse Technologies or such successor, as applicable, does not cease such marketing of a competing product in such country within 30 days after notice from Ikaria of its intent to terminate this Agreement pursuant to this Section 11.2.5.

11.3.                     Material Obligations.  For purposes of Section 11.2.3, each of the following Sections or subsections shall be deemed a “material term or condition” of this Agreement without any further obligation of either Party to prove materiality: Sections 2.1, 2.2, 2.5, 2.6, 2.9, 3, 4, 8, 9.4, 10, 12, and 15.

11.4.                     Upon Termination.

11.4.1.                       R&D Product Approvals.

(a)                                 Upon termination of this Agreement with respect to R&D Products for COPD, Pulse Technologies shall, upon written request from Ikaria, transfer to Ikaria (or to another party designated by Ikaria) any and all R&D Product Approvals relating thereto (including [**] and any NDA granted thereon).

(b)                                 Upon termination of this Agreement with respect to R&D Products for PAH, Pulse Technologies shall, upon written request from Ikaria, transfer to Ikaria (or to another party designated by Ikaria) any and all R&D Product Approvals relating thereto (including [**] and any NDA granted thereon).

(c)                                  Upon termination of this Agreement with respect to R&D Products for IPF, Pulse Technologies shall, upon written request from Ikaria, transfer to Ikaria (or to another party designated by Ikaria) any and all R&D Product Approvals relating thereto (including any IND therefor and any NDA granted thereon).

(d)                                 Pulse Technologies shall reasonably cooperate with Ikaria to effectuate any of the transfers referenced in 11.4(a)-(c).

11.5.                     Survival.  The following Sections shall survive any expiration or earlier termination of this Agreement: 1,  2.2, 2.3, 2.7, 2.10, 6, 9.4, 10, 11.4, 11.5, 12.1, 14, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25.  Notwithstanding the foregoing, the license granted to Ikaria by Pulse Technologies under Section 2.2 shall not survive termination of this Agreement by Pulse Technologies pursuant to the final sentence of Section 9.4 or by Pulse Technologies pursuant to Section 11.2.3 based on a material uncured breach of this Agreement by Ikaria.  Expiration or earlier termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment, or expiration, and any and all damages or remedies arising from any breach hereunder.

12.                               Disclaimer of Warranties.

12.1.                     Disclaimer of Warranties. Other than as expressly set forth in this Agreement, neither Party makes any other representations and warranties, express or implied, under this Agreement, including, regarding merchantability, fitness for a particular purpose, title, infringement of third party intellectual property rights, or validity or enforceability of intellectual property.

13.                               Amendments.

The Parties may amend this Agreement only by a written agreement signed by the Party intended to be bound by the amendment and that identifies itself as an amendment to this Agreement.

14.                               Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

15.                               Assignment; Change in Control.

15.1.                     Except with Ikaria’s prior written consent (which may be withheld in its sole discretion), Pulse Technologies shall not assign or transfer this Agreement or any of its rights, or delegate any of its duties or obligations, under this Agreement, whether voluntarily, by merger or operation of law or otherwise, and whether directly or indirectly, to an Ikaria Competitor.  A change in control (as defined below) of Pulse Technologies to an Ikaria Competitor shall be deemed to be a prohibited assignment under this Section 15.1.  For the purposes of this Section 15.1, a “change in control” shall mean the sale or transfer of a majority of the share capital or membership interests (or right to direct the operations) of Pulse Technologies, or the sale or transfer of a substantial portion of its business or assets or a similar type of transaction.

15.2.                     Ikaria may assign or transfer this Agreement, in whole or part, to any of its Affiliates or to the successor in interest to all or substantially all of its assets (whether voluntarily, by merger or operation of law or otherwise).  For the purposes of this Section 15.2, a change of control of Ikaria, Ikaria Parent Company, or any of their respective subsidiaries shall not be deemed to require the consent of Pulse Technologies.

15.3.                     Each Party shall require any assignee or transferee to assume this Agreement in writing, and that it will faithfully and fully comply with the terms and conditions of this Agreement (including the scope of license restrictions set forth in Sections 2.1 and 2.2, as the case may be).

15.4.                     This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

15.5.                     In the event of Pulse Technologies’ bankruptcy under Chapter 11 of Title 11 of the U.S. Code, Pulse Technologies and the trustee shall not have the right to assume, or assume and assign, this Agreement to the debtor in possession or the entity emerging from bankruptcy or to a Third Party. Any assignment in violation of this Agreement shall be null and void.

16.                               Equitable Relief.

Pulse Technologies acknowledges and agrees that Ikaria and its Affiliates would be irreparably harmed by a breach of any of Section 2.1, 2.2, 2.5, 2.6, 4, 10 or 15, that Ikaria’s remedies at law for such a breach would be inadequate and, in recognition of those facts, in the event of the breach or threatened breach by Pulse Technologies of any of its Sublicensees of any of Section 2.1, 2.2, 2.5, 2.6, 4, 10 or 15, it is agreed that, in addition to its remedies at law, Ikaria shall be entitled to seek, and Pulse Technologies hereby consents to Ikaria’s seeking, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available, without posting any bond or other undertaking.

17.                               Entire Agreement.

This Agreement and its exhibits, together with the Separation Agreement and the Non-Compete Agreements, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein and therein are superseded by this Agreement the Separation Agreement and the Non-Compete Agreements, as applicable. Nothing in this Agreement shall be deemed to limit Pulse Technologies’ obligations under the Agreement Not to Compete between Ikaria Acquisition Inc. and Pulse Technologies dated October 18, 2013.

18.                               Waiver.

The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver.  A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

19.                               Further Assurances.

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

20.                               Third Parties.

None of the provisions of this Agreement shall be enforceable by any Person who is not a Party to this Agreement.

21.                               Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Ikaria:

INO Therapeutics LLC

Perryville III Corporate Park

53 Frontage Road, Third Floor

P. O. Box 9001

Hampton, NJ 08827

Attention:  General Counsel

If to Pulse Technologies:

Perryville III Corporate Park

53 Frontage Road, Third Floor

P. O. Box 9001

Hampton, NJ 08827

Attention:  General Counsel

Either Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

22.                               Governing Law.

The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise).

23.                               Jurisdiction.

If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.  Either Party may make service on the other Party by sending or delivering a copy of the process to the other Party at the address and in the manner provided for the giving of notices in Section 21.  Nothing in this Section 23, however, shall affect the right to serve legal process in any other manner permitted by Law.

24.                               Exclusion of Consequential Damages.

EXCEPT FOR CLAIMS OF A THIRD PARTY ARISING FROM THE OTHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT, INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY

REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

25.                               Interpretation.

Both Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof shall be construed against the drafter of this Agreement.

26.                               Counterparts.

This Agreement may be executed in two counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives effective as of the Effective Date.

INO Therapeutics LLC		Bellerophon Pulse Technologies LLC

By:	/s/ Matthew M. Bennett	By:	/s/ Daniel Tassé

Name:	Matthew M. Bennett	Name:	Daniel Tassé

Title:	Vice President & Secretary	Title:	Chief Executive Officer

[Signature Page to Exclusive Cross-License, Technology Transfer,
and Regulatory Matters Agreement]

Exhibit A

Restricted Abilities, Attributes, Capabilities, Capacities,
Functions, and Specifications for R&D NO Delivery Devices

[**]

FIRST AMENDMENT TO EXCLUSIVE CROSS-LICENSE,
TECHNOLOGY TRANSFER, AND REGULATORY MATTERS AGREEMENT

THIS FIRST AMENDMENT TO EXCLUSIVE CROSS-LICENSE, TECHNOLOGY TRANSFER, AND REGULATORY MATTERS AGREEMENT (this “Amendment”) is entered into the later of the dates in the signature block below (the “Amendment Effective Date”) by and between INO Therapeutics LLC, d/b/a Ikaria, a Delaware limited liability company having a place of business at Perryville III Corporate Park, 53 Frontage Road, Third Floor, Hampton, NJ 08827 (“Ikaria”), and Bellerophon Pulse Technologies LLC, a Delaware limited liability company, with offices at Perryville III Corporate Park, 53 Frontage Road, Third Floor, Hampton, NJ 08827 (“Pulse Technologies”).   Ikaria and Pulse Technologies may be individually referred to as a “Party” and together as the “Parties.”

WHEREAS, Ikaria and Pulse Technologies entered into that certain Exclusive Cross-License, Technology Transfer, and Regulatory Matters Agreement dated as of February 9, 2014 (the “Agreement”);

WHEREAS, Ikaria and Pulse Technologies now wish to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Modification of Section 1.2.34.  Section 1.2.34 of the Agreement is hereby amended and restated in its entirety as follows:

1.2.34.           “R&D Product Approval” shall mean any applications, approvals, clearances, or other government authorizations, foreign or domestic, of any type of or for an R&D Product. With respect to an R&D Product for COPD, the term “R&D Product Approval” shall include the COPD Filings.  With respect to an R&D Product for PAH, the term “R&D Product Approval shall include the PAH Filings.

2.                                      New Definitions.  The following new subsections shall be added to Section 1.2 of the Agreement:

1.2.42   “COPD Filings” shall mean [**].

1.2.43  “PAH Filings” shall mean [**].

3.                                      Modification of Section 8.  Section 8 of the Agreement is hereby amended and restated in its entirety as set forth below:

8.                                      Regulatory Filings.

8.1                               COPD.  Ikaria shall transfer to Pulse Technologies (and Pulse Technologies shall accept such transfer) the COPD Filings within 120 days after the Effective Date.

8.2.                            PAH.  Ikaria shall transfer to Pulse Technologies (and Pulse Technologies shall accept such transfer) the PAH Filings within 120 days after the Effective Date.

8.3.                            Right of Reference.  Pulse Technologies hereby grants Ikaria, Ikaria Parent Company, and any other subsidiaries of Ikaria Parent Company the right to reference any and all R&D Product Approvals for R&D Products (including the COPD Filings and the PAH Filings), at no cost to Ikaria, whether such R&D Product Approvals are held by Pulse Technologies, an Affiliate of Pulse Technologies, or a Sublicensee of

Pulse Technologies, for any and all purposes relating to the Ikaria NO Business.  Pulse Technologies shall have the right to reference Ikaria’s [**] and Ikaria’s [**] solely for purposes of pursuing R&D Product Approvals for R&D Products within the R&D Business.  Upon request, each Party shall provide the other Party access to and copies of any regulatory filings or supporting materials covered by this Section 8.3 for purposes of exercising its rights granted by this Section 8.3.  Further, each Party hereby agrees to provide, and to cause its Affiliates and Sublicensees to provide, the other Party with a letter of consent to permit such referencing, which letter may be provided by the receiving Party or its Affiliates to the applicable governmental authorities for purposes of exercising its rights or performing its obligations hereunder. Each party shall otherwise reasonably cooperate with the other to affect such referencing.

4.                                      Ratification of Agreement.  Except as set forth in Sections 1 through 3 of this Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.  This Amendment is hereby integrated into and made a part of the Agreement.

5.                                      Counterparts.  This Amendment may be executed in two counterparts, each of which shall be effective as of the Amendment Effective Date, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

6.                                      Execution and Delivery.  This Amendment shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representatives effective as of the Amendment Effective Date.

INO THERAPEUTICS LLC d/b/a IKARIA		BELLEROPHON PULSE TECHNOLOGIES LLC

By:	/s/ William Scheinler	By:	/s/ Manesh Naidu

Name:	William Scheinler	Name:	Manesh Naidu

Title:	Assistant Secretary	Title:	Vice President

3/27/2014	3/27/2014